PROMISSORY NOTE

Amount:  $95,000.00                                Date: February 2, 2006

        WHEREAS Solutions In Computing Inc. is indebted to Val Silva in the principal amount of Ninety-Five Thousand Dollars ($95,000.00) and has granted security over its assets in support of such debt;

        AND WHEREAS the undersigned desires to acquire certain assets of Solutions In Computing Inc.;

        AND WHEREAS Val Silva has consented to the transfer of such assets free of his security interest upon the conditions that the undersigned assumes the obligations to pay his debt and grant a security interest over its assets in his favour;

        NOW THEREFORE IN CONSIDERATION OF THE FOREGOING RECITALS AND FOR OTHER VALUE RECEIVED, the undersigned hereby promises to pay to the order of VAL SILVA, the principal sum of Ninety-Five Thousand Dollars ($95,000.00) in Canadian Funds together with interest at the rate of  5% per annum as follows: Monthly payments of principal and
        interest in the amount of    Two Thousand Eight Hundred and
        Forty-Five Dollars ($2,845.00) the 1st day of each and every month with the first of such payments to be due and payable on the 1st day of March, 2006 and the last of such payments to be due and payable on the 1st day of August, 2008, when the entire unpaid balance of the principal amount and accrued interest, if any, shall become due and payable. Payments received shall be applied firstly in payment of unpaid accrued interest and the balance, if any in reduction of principal.

        Presentment, protest, notice of protest and notice of dishonour hereof are hereby waived.

        It shall be a condition of this Promissory Note that it may not be assigned to any other party whatsoever.

        Provided that during the term of this Promissory Note, and the undersigned not being in default, the undersigned may pay from time to time the whole or any part of the principal sum then outstanding without notice or bonus.

        Upon default in payment of any payment when due hereunder, the entire unpaid balance of the principal amount and accrued interest shall become immediately due and payable without notice or demand and the undersigned covenants to pay interest thereon and on subsequent overdue interest at the rate aforesaid, both before and after judgment, until paid in full. The covenants to pay interest shall not merge on the taking of a judgment or judgments with respect to any of the obligations herein stipulated for.


DATED at Mississauga,  this 2nd day of February, 2006.



ON THE GO HEALTHCARE , INC.

Per:  /s/Stuart Turk
--------------------------------
Name:  Stuart Turk
Title:     President

I have authority to bind the Corporation


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